Exhibit 10.14

SOFTWARE LICENSING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 4 day of August 2016 (the “Effective Date”) by and between Mennen Medical Ltd, a corporation organized and existing under the laws of Israel, with principal offices located at 6 Ha-Kishon St. Yavne 8122017 Israel (“Mennen”) and G-Medical Innovations Ltd, a corporation organized and existing under the laws of Israel, with principal offices located at 3 Golda Meir St. Nes Ziona 7403648 (“G-Medical”).

Whereas	Mennen is a manufacturer and developer of a software application which is detailed and described in Exhibit A (the “Product”, as further defined below), and has ample capability to perform the Project, as defined below, in accordance with the terms and conditions detailed herein; and

Whereas	G-Medical wishes to receive a license to use the Product and to receive related Services (as defined below), for its use as specified herein;

Now therefore	In consideration of the mutual obligations specified in this Agreement, and any compensation to be paid to Mennen for the Project (as defined below) pursuant to this Agreement, the parties agree as follows:

1.	Exhibits

1.1.	The preamble to this Agreement and its Exhibits are an integral part thereof.

1.2.	The Exhibits to this Agreement are listed hereunder:

1.2.1.	Exhibit A - Product Description.

1.2.2.	Exhibit B - Maintenance and Support;

1.2.3.	Exhibit C - Price

1.2.4.	Exhibit D - Non disclosure Agreement;

2.	Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1.	Project: means providing the Product with all the required licenses and Services for the use by G-Medical as detailed herein and in Exhibit A, supplying the Documentation and the Services (as defined below), to be performed by Mennen in order to complete a fully operational Product, all as provided in this Agreement.

2.2.	Services: means all professional services to be provided by Mennen under this Agreement, for a one year period, or for an extended period of time subject to payment of additional fees, as detailed in Exhibit B, including but not limited to, customization, development, supply, installation, integration, licensing, maintenance and support services, and training, all as detailed and defined in Exhibit B.

2.3.	Product: means Mennen’s_Arrythmia software which is detailed and described in Exhibit A, that is licensed by Mennen to G-Medical under this Agreement (including, subject to the conditions of this agreement, any updates, upgrades, modification and customizations thereto if requested by G-Medical, which shall be priced separately) including its Documentation. For the removal of any doubt, any future upgrades or updates shall not be included in the price paid pursuant to this Agreement including any support modifications and customizations made by the Mennen for any said upgrades all shall be separately priced. Documentation: means the current available documentation as already provided to G-Medical.

3.	Representations and warranties

3.1.	Mennen hereby undertakes to supply to G-Medical and G-Medical hereby orders from Mennen, the Project, all in accordance with the terms and conditions of this Agreement.

3.2.	Mennen hereby declares and warrants that it has the requisite manpower, knowledge, expertise and other necessary means for the purpose of the Project contemplated by this Agreement, that it is legally entitled to perform the Project, and that it has not undertaken and will not undertake obligations to others that will interfere in any manner with the fulfillment of its obligations hereunder.

3.3.	Both sides shall at all times act in good faith towards each other, use their best endeavors to further the interests of this Agreement and cooperate in the Project by those of its employees who have a high level of professional skill and care.

3.4.	Mennen possesses, and will possess through the accomplishment of this Project, all qualifications required to perform the Project in a high-level skill and profession including the know-how, experience, manpower and other resources as the case may be. In addition, Mennen represents that (a) it is the sole owner of all intellectual property and other rights evidenced by or embodied in and/or attached/connected/related to the Product; (b) it has the full and sole right to license the Product to G-Medical under the terms of the Agreement, without being required to obtain the consent of any other party; (c) the grant of the license to G-Medical pursuant to the terms of this Agreement shall not infringe upon the intellectual property or other rights of any person or entity; (d) G-Medical may use the Product, in accordance with the terms and conditions of this Agreement; (e) the Product, the Documentation and their use by G-Medical and its affiliates under this Agreement, will not infringe any intellectual property rights or any other rights belonging to a third party; (f) its obligations under this Agreement do not and will not conflict with or violate or breach the terms or conditions of any other arrangement, agreement and/or commitment to which it is a party to or by which it is now bound or may be bound in the future;

3.5.	Both parties have the right and authority to enter into this Agreement, and that the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action on their part.

3.6.	Either party shall not use or disclose any Confidential Information (as defined in Exhibit D) disclosed to it by the other party while performing the Project, all as more specifically described in the Mutual Non-Disclosure Agreement attached hereto as Exhibit D and made a part hereof.

3.7.	G-Medical was given ample opportunities to make its examinations of the Product and the actual conditions at G-Medical for the licensing of Mennen’s Product, and found the Product compliant with its requirements and that it will correctly interface with all relevant systems used by it (“G-Medical’ Systems”). Therefore, G-Medical shall not make any claim against Mennen for the failure of the Product to interface with G-Medical’s systems as long as the Product complies with its specifications as specified in Exhibit A. (and that after making all agreed upon changes as defined in Exhibit A to fit Mennen’s S/W to the use on G medical products).

4.	Software License

4.1.	Mennen hereby grants to G-Medical and its Mother company in Malta that owns 100% of G-Medical, and affiliated companies that are owned 100% by the G-Medical’s Mother company in Malta only, with no right of assignment and/or transfer of its rights hereunder, to any other third party, a worldwide, perpetual (subject to Section 4.2), irrevocable (other than in case of breach of this Agreement), royalty-free, non-exclusive license to use the Product (only in binary executable form) and to incorporate and integrate it in regard with G-Medical’s Wireless ECG System, all in accordance with Exhibit A. It is hereby clarified that G-Medical has no rights in respect to the source code of the Product.

4.2.	For the avoidance of doubt it is hereby clarified that subject to payment of the fees pursuant to Section 7.1.1 below, G-Medical shall have the right to use the Product for an unlimited time on all G-Medical’s ECG wireless devices.

5.	Acceptance of the Project

The delivery of the Product upon the signing of this Agreement and the payment thereof as specified in Exhibit C, will be considered as full acceptance of the Project.

6.	Warranty, Maintenance, Support and Changes

6.1.	Mennen represents and warrants that for a period of 12 months from the signing of this Agreement (the “Warranty Period”), the Product will operate substantially in accordance with its Documentation. Mennen will, free of charge, provide such patches, modifications or other remedies as Mennen determines are reasonably necessary to resolve any nonconformity of the Product with the foregoing warranty.

6.2.	Without derogating from article 6.1.1 above, during the Warranty Period Mennen will provide G-Medical with the maintenance and support Services, as detailed and defined in Exhibit B with respect to the Product or any part thereof, for no additional charge (i.e. — the consideration detailed in article 7 is inclusive of maintenance and support fees).

6.3.	Mennen will help G-Medical answering questions of the CE or the FDA in regards to the Arrhythmia algorithm (at additional per hour fee as defined in Exhibit B).

7.	Fees and payments —

7.1.	Subject to the terms of this Agreement, Mennen shall be entitled to the following payments:

7.1.1.	100K USD upon the signing of this Agreement (100,000$ U.S plus VAT).

7.1.2.	10K USD upon providing the Arrhythmia interfaces for G-Medical, and the Respiration module.

7.2.	Prices as set out in this Agreement shall be specified in U.S Dollar and shall be paid in NIS in accordance with the latest representative exchange rate published by the Bank of Israel at the time of the payment.

7.3.	All payments to Mennen detailed in this Agreement are net payments, exclude all taxes duties or fees (other than VAT which shall be separately added to each payment).

8.	Intellectual Proprietary Rights

8.1.	All IP rights for the Product shall stay with Mennen. For the avoidance of doubt it is hereby clarified that Mennen shall have no rights whatsoever in connection with the G-Medical’s Wireless ECG System regardless of whether or not the Product was integrated therein.

8.2.	Mennen will indemnify G-Medical and its Mother company in Malta that owns 100% of G-Medical, and affiliated companies that are owned 100% by the G-Medical’s Mother company in Malta only of any direct damages, losses and expenses (including reasonable legal fees resulting therefrom) awarded by a court verdict that the use of the Product infringes third party’s intellectual property rights.

8.3.	In the event that the Product or any portion thereof, has become, or in Mennen’s and/or G-Medical’ opinion is likely to become, subject of an intellectual property rights’ suit or proceeding and the use of the Product or any portion thereof may be injured, Mennen shall, at its sole expense, upon consultation with G-Medical: (and without derogating from any other right or remedy available to G-Medical as defined in 8.2):

8.3.1.	obtain for G-Medical the right to use the Product;

8.3.2.	replace or modify the Product in such a way that (i) it become non-infringing and non-misappropriating and (ii) it substantially perform in the same manner or substantially provide the same results and there is no material adverse effect in their overall performance.

8.3.3.	if the foregoing alternatives are not available or too costly in Mennen’s opinion, Mennen may demand G-Medical to stop using the Product, and refund G-Medical, the amount G-Medical paid Mennen for the Product.

9.	Liability and Indemnification

Liability.

9.1	Except in the case of indemnification obligation with respect to IP infringement claim under Section 8.2 above, (i) each Party’s liability in connection with this Agreement shall in all other cases be limited to direct damages, and excluding any indirect, special or consequential damages suffered by the other Party; (ii) Mennen’s shall have no liability with regard to G-Medical product and in any event, its liability either to G-Medical and/or to any third party shall NOT exceed the actual amount paid to it by G-Medical for this Project. Notwithstanding the above damages recovery limitations, in the event of any transfer by G Medical of Mennen’s Products to any other third party, Mennen shall have the right for full compensation for all its damages as a result thereof.

Indemnification

9.2.	Either party shall hold and shall defend, indemnify, the other party harmless, from and against, any and all claims, liabilities, demands, penalties, judgments, and other associated costs and expenses (including reasonable attorney’s fees), which either party may incur in connection with (a) either party’s breach of confidentiality undertakings; and/or (b) any negligent or willful act, error or omission by either party, its employees, agents, representatives and subcontractors, in the performance of this Agreement, all without derogating from other remedies a party is entitled to, whether by this Agreement or by law. The claiming party shall promptly give written notice of the Claim to the other party and sole control of the defense and settlement of the Claim (provided that the injured party may not settle or defend any Claim unless it unconditionally releases the other party of all liability). Either party shall not at any event, without receiving the other party’s prior written consent: (i) injure either party’s reputation; (ii) take any undertaking on the other party’s behalf.

10.	Confidentiality

10.1.	The Parties shall treat Confidential Information in accordance with the Non-Disclosure and Confidentiality Agreement attached hereto as Exhibit D.

11.	Cancelled

12.	Term and Termination.

12.1.	Term. This Agreement shall be in full force and effect during a period commencing on the date of its signature by both parties and ending on the date on which Mennen has ceased performance of the Services in accordance with the terms of this Agreement. For the avoidance of doubt, G-Medical shall have the right to use the Product for an unlimited time on all G-Medical’s ECG wireless devices also following the termination of this Agreement.

12.2.	Termination for Cause. This Agreement may immediately be terminated, at either party’s sole discretion, by a 30 days prior written notice to the other party on the occurrence of any of the following events:

12.2.1.	Bankruptcy and/or insolvency and/or receivership or liquidation proceedings have started against the other party, temporary or not, and was not removed within 45 days of such filing.

12.2.2.	An attachment order has been imposed and/or any other execution process has been taken with respect to ail or material part of the other party’s assets or a part which is material for the performance of any of its obligation hereunder.

12.2.3.	The other party has actually stopped conducting its business or working on the Project for a period of at least thirty (30) consecutive days.

12.3.	Termination for Default. This Agreement may also be terminated by either party, at its sole discretion, immediately upon a written notice to the other party in the event that the other party has failed to comply with its material obligations under this Agreement and said failure has not been cured by the other party within the 30 days cure period set forth in the non-defaulting party’s written notice to the party in breach if such notice is practical,

13.	Surviving provisions:

The provisions of this Agreement that, by their nature and content, must survive the termination of this Agreement in order to achieve the fundamental purposes of this Agreement shall so survive upon termination of this Agreement for any reason, including without limitations, the License terms, sections 3,4, 9,13,14 and 15.

14.	Dispute resolution

14.1.	Governing Law. This Agreement shall be governed only by the laws of Israel, without giving effect to its provisions on conflict of laws and any conflict hereto shall be resolved exclusively in Israel without any jurisdiction to any other country,

15.	Escalation and Arbitration. The Parties shall attempt to resolve any dispute arising out of or pertaining to this Agreement by the following escalation procedure: the matter shall be brought before the VP’s of the Parties. In case the project managers fail to come to an agreement within 14 days, the matter will be brought before the relevant CEO’s. In case those individuals fail to come to an agreement within 30 days, each party shall be entitled to refer the matter in question exclusively to the competent courts of the District of Tel Aviv, Israel (unless such 14 day period may harm or undermine the non-breaching party’s rights)

16.	Miscellaneous

16.1.	Entire Agreement. This Agreement, including the NDA and all orders and Exhibits hereto, is the complete and exclusive statement regarding the subject matter hereof and supersedes any prior or contemporaneous oral or written agreement, understanding, communication or representation with regard to the subject matter hereof. This Agreement may not be modified except by a written instrument signed by the authorized representatives of both parties hereto.

16.2.	Independent contractor: It is hereby understood and agreed that Mennen’s employees shall perform the Project as employees of Mennen and that Mennen performs the Project hereunder as an independent contractor. There shall be no employer/employee relationship between Mennen and G-Medical and/or between the Mennen employees and G-Medical. In no circumstances shall Mennen Employees be considered to be employees, servants or agents of G-Medical. The Mennen employees shall have no claim upon G-Medical in respect of annual leave, public holidays, sick leave, or otherwise in respect of any claims under any relevant employee protection legislation or any other legislation or regulation affecting or relating to the relationship between an employer and an employee. In addition to any other right G-Medical may have under this Agreement, if any court or regulatory authority finds that any of Mennen or Mennen’s employees, or anyone on Mennen’s behalf is deemed an employee of G-Medical, Mennen will indemnify and hold G-Medical harmless from all costs, losses, damages and liabilities that may result from any such finding.

16.3.	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision and the rights and obligations of the Parties shall be construed and enforced accordingly. In addition, the parties hereby agree to cooperate to replace the invalid or unenforceable provision(s) with valid and enforceable provision(s) which will achieve the same result (to the maximum legal extent) as the provision(s) determined to be invalid or unenforceable.

16.4.	Successors and Assigns. This Agreement shall be binding upon the respective heirs, beneficiaries, legal or personal representatives, successors and permitted assigns of the parties. The parties will not, without first obtaining the other party’s written consent, assign or delegate its obligations under this Agreement to others. Notwithstanding the foregoing, each of the parties may transfer or assign any of its rights and/or obligations under this Agreement without obtaining the consent of the other party, in connection with any merger (by operation of law or otherwise), consolidation, reorganization, change in control or sale of all or substantially all of its assets related to this agreement or similar transaction.

16.5.	Headings. Section headings throughout this Agreement are solely for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

16.6.	Compliance with Laws. Each party shall comply with all local laws, ordinances, regulations, and codes applicable to its business in the performance herewith including the procurement of any necessary permits and licenses in the relevant jurisdiction.

16.7.	No Waiver. No waiver of rights arising under this Agreement or any order issued pursuant to this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy and/or prejudice any rights of such party.

16.8.	Publicity. No party shall publicly refer to the other party or to the existence of this Agreement in any advertising or promotional materials, business plans, investment memoranda, or announcements without the other party’s specific, prior written consent.

16.9.	Notices. Whenever either party shall be required to give notice to the other party pursuant to a provision in this Agreement, such notice shall be deemed sufficient and effective, upon delivery if personally delivered, or if sent by fax, on the next working day after transmission and receipt by the sender of a confirmation of transmission showing successful completion of the transmission, or otherwise on deposit in the mail, postage prepaid, certified, return receipt requested and addressed:

If to Mennen

Attention:

Erez Nimrod, CEO

Mennen Medical Ltd.

6 Ha-Kishon St. Yavne 8122017 Israel

Fax: +972-8-9328510

To G-Medical:

Attention: Rafi Heumann

3 Golda Meir St. Nes Ziona 7403648, Israel

Either party may, by written notice to the other, designate a different address for receiving notices under this Agreement; provided, however, that no such change of address will not be effective until actually received by the party to whom such change of address is sent.

IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

4/8/2016		4/8/2016
Mennen Medical Ltd.		G-Medical Innovations Ltd.

By:	Erez Nimrod	By:	RAFI HEUMANN
Title:	President	Title:	CEO
Print Name:	/s/ Erez Nimrod	Print Name:	/s/ Rafi Heumann

Exhibit A

Product Description and Specifications

Mennen’s Arrhythmia Software and HR detection including all existing preprocessing. The product input will be the ECG raw data as acquired by the sensor description shall be provided separately.

Mennen’s Arrythmia software was designed, tested, and used only for patients in a hospital environment, while not moving.

When using the software in a case where the patient is moving, it is G-Medical’s responsibility to build the necessary filter for handling the related Artifacts, and G-Medical shall have the full responsibility of the Arrhythmia results in such case.

The product will include also the Respiration module.

Integration Activity:

The software will be in an “embedded” mode, to be used in G-Medical’s wireless ECG devices.

Mennen will provide two packages: a package with a single vector – that will be integrated with current environment of G-Medical, and a package with 2 vectors for future environment of G-Medical (integration services of the second package in the future will be at additional cost – on an hourly basis).

The integration from Mennen’s side will start after G-Medical will have the following items ready for integration:

1.	Computer hardware platform, which includes the processor and the EGC circuit, DC power supply, communication cable, JTAG cable, etc.

2.	Serial channel for Debug.

3.	Full workspace with no memory limitations.

4.	Receipt of software infrastructure, which will allow integration into the existing code, which will include:

a.	The receipt of measured digital data.

b.	Communication channel interface with minimal speed of 115,200 bits per second.

Exhibit B

Support Services

Warranty Period - During the first 12 months, Mennen will fix bugs found in the product and the agreed upi interface at its own cost, and will participate in the integration activities at no additional cost.

After the first 12 months, unless an annual maintenance agreement is signed by the parties, any bug fixes will be charged on an hourly rate of $100/hour.

After the interface for integration is defined and approved by the parties, any requested changes will be charged separately on a case-by-case basis, or on an hourly rate of $100/hour, as agreed between the parties in writing.

Exhibit C

Price Proposal for License and integrating Mennen’s Software with G-Medical

1.	Total price of a hundred and ten thousand ($110,000) U.S. Dollars, paid as follows:

1.1.	Mennen license – a hundred thousand (100,000) U.S Dollars plus v.a.t payable upon signing of this Agreement and as a condition of its validity.

1.2.	Additional ten thousand ($10,000) U.S. Dollars plus v.a.t payable, payable upon the delivery of the Arrythmia interfaces for G-Medical and the Respiration module.

1.3.	The fee of a hundred and ten thousand (110,000) U.S Dollars plus v.a.t – includes in it the license of the Product for unlimited time and unlimited number of G-Medical’s wireless ECG devices, the development of an agreed upon interface, related integration activities, and maintenance support for the first 12 months of the agreement (bug fixes). It includes also the Respiration module.